April 9, 2003 - For immediate release Contact:
Scott Shockey, CFO or Bryna Butler, Corporate Communications
1-800-468-6682 or (740) 446-2631

                            OVBC Increases Dividends
                            ------------------------

GALLIPOLIS, Ohio-- Ohio Valley Banc Corp. [Nasdaq:OVBC] President and CEO Jeffrey E. Smith announced that the Board of Directors approved an increase in quarterly cash dividends of 5.9 percent. Cash dividends will increase to $.18 per share from $.17 per share payable May 10, 2003 to shareholders of record April 21, 2003. The announcement was made at the Company's Annual Shareholders' Meeting held today at the Morris & Dorothy Haskins Ariel Theatre in Gallipolis, Ohio.
Also during the meeting, Anna P. Barnitz, Lannes C. Williamson, and Thomas E. Wiseman were re-elected to the Board of Directors to each serve a three year term ending in 2006. Other announcements made during the meeting included the naming of Steven B. Chapman, CPA, as "financial expert" to the company's Audit Committee pursuant to the Sarbanes-Oxley Act. Chapman was also named as the newest member of the company's Executive Committee. Additionally, Chairman of the Board James L. Dailey announced the retirement of longtime director Merrill Evans.

Just prior to the meeting, Ohio Valley Banc Corp. reported consolidated net earnings for the quarter ended March 31, 2003 of $1,460,000 representing a 16.6 percent increase over the $1,252,000 for the same time period a year ago. Net income per share increased 16.7 percent for the first quarter at $.42 per share compared to $.36 per share in the first quarter of 2002.

Management was pleased to continue double-digit earnings growth into 2003. The earnings performance improved over the prior year due to net interest income growth, positive gains in noninterest income and strong expense control. For the first quarter of 2003, net interest income improved $543,000 or 8.5 percent over the prior year. Driving the growth in net interest income was the increase in average earning assets of $53,000,000 which was partially offset by modest decline in the net interest margin. For the first quarter of 2003, the net interest margin was 4.36 percent, as compared to 4.38 percent for the same period in 2002.

Noninterest income totaled $1,446,000 for the first quarter of 2003 compared to $1,280,000 a year ago representing a 13 percent increase. The majority of the growth in noninterest income came from the sales of secondary market real estate loans which generated an additional $188,000 in revenue over the prior year.

Noninterest  expense totaled $4,924,000 in 2003, an increase of only $151,000 or
3.2 percent. Salary and employee benefits, the Company's largest noninterest expense, totaled $2,797,000 for the first quarter of 2003, up $178,000 from the prior year. The increase was affected by annual merit increases and rising benefit costs. The remaining expense categories were collectively down from the previous year.

Ohio Valley Banc Corp.'s efficiency ratio continued to improve as revenue sources continue to outpace the growth in noninterest expense. The efficiency ratio for the first quarter improved to 58.3 percent from 61.2 percent in 2002.

For the first quarter of 2003, the Company's provision for loan losses increased $243,000 over the first quarter of 2002, in relation to an increase in net charge-offs of $368,000 which occurred primarily in commercial loans. Non-performing loans as a percent of total loans increased to 1.70 percent as of the end of the first quarter of 2003, compared to 1.44 percent at year end 2002.

The nonperforming loan balance consists principally of two commercial lines which total two thirds of the nonperforming balance. The first line, which represents .37 percent of total loans outstanding, was disclosed in the third quarter of 2002. The second line represents .24 percent of total loans outstanding and became available for liquidation on March 31, 2003.

The allowance for loan losses was 1.27 percent of total loans on March 31, 2003, as compared to 1.26 percent on December 31, 2002. Management feels that the allowance for loan losses is adequate to absorb probable losses in the loan portfolio.

Smith commented, "The financial results for the first quarter of 2003 reflect management's commitment to increase the efficiency of the company, thereby improving shareholder total cumulative return." The double-digit earnings growth led to an improved return on average equity of 11.67 percent for the three months ended March 31, 2003 versus 10.86 percent for the first three months of 2002.

Ohio Valley Banc Corp. common stock is traded on The NASDAQ Stock Market under the symbol OVBC. The holding company owns three subsidiaries: Ohio Valley Bank, with 17 offices in Ohio and West Virginia; Loan Central, with five consumer finance company offices in Ohio, and Ohio Valley Financial Services, an insurance agency based in Jackson, Ohio. The company's Web site is www.ovbc.com.

                          Forward-Looking Information
                          ---------------------------
Certain statements contained in this release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;
(iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and
(vii) regulatory changes. Forward-looking statements speak only as of the date on which they are made and Ohio Valley undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

                                                      Three months ended
                                                           March 31,
                                                      2002         2001
                                                   ----------   ----------
PER SHARE DATA
  Earnings per share                                  $0.42        $0.36
  Dividend per share                                  $0.17        $0.16
  Book value per share                               $14.77       $13.58
  Dividend payout ratio                               40.34%       44.17%
  Weighted average shares
   outstanding                                    3,469,079    3,459,235

PERFORMANCE RATIOS
  Return on average equity                            11.67%       10.86%
  Return on average assets                             0.86%        0.80%
  Net interest margin                                  4.36%        4.38%
  Efficiency Ratio                                    58.25%       61.21%
  Average Earning Assets
   (in 000's)                                      $652,017     $599,272

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

                                                      Three months ended
(in $000's)                                                March 31,
                                                      2003         2002
                                                   ----------   ----------
Interest income:
     Interest and fees on loans                      $10,687      $10,647
     Interest and dividends on
      securities                                         925          962
          Total interest income                       11,612       11,609
Interest expense:
     Deposits                                          3,316        3,900
     Borrowings                                        1,380        1,336
          Total interest expense                       4,696        5,236
Net interest income                                    6,916        6,373
Provision for loan losses                              1,385        1,142
Noninterest income:
     Service charges on deposit
      accounts                                           697          694
     Trust fees                                           52           54
     Income from bank owned insurance                    172          171
     Gain on sale of loans                               196            8
     Other                                               329          353
          Total noninterest income                     1,446        1,280
Noninterest expense:
     Salaries and employee benefits                    2,797        2,619
     Occupancy expense                                   332          311
     Furniture and equipment expense                     237          263
     Data processing expense                             160          147
     Other                                             1,398        1,433
          Total noninterest expense                    4,924        4,773
Income before income taxes                             2,053        1,738
Income taxes                                             593          486
NET INCOME                                            $1,460       $1,252

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(dollars in thousands except share
 and per share data)                           March 31,          December 31,
                                                 2003                2002
                                           ----------------     ----------------
ASSETS
Cash and noninterest-bearing
 deposits with banks                            $15,588              $18,826
Federal funds sold                               13,325                4,625
     Total cash and cash equivalents             28,913               23,451
Interest-bearing balances with banks              1,487                1,505
Securities available-for-sale                    68,552               75,264
Securities held-to-maturity
  (estimated fair value:  2003 -
  $14,727 , 2002 - $14,834)                      13,938               13,990
Total loans                                     558,139              559,561
  Less:  Allowance for loan losses               (7,070)              (7,069)
     Net loans                                  551,069              552,492
Premises and equipment, net                       8,270                8,247
Accrued income receivable                         3,291                3,144
Intangible assets, net                            1,267                1,267
Bank owned life insurance                        12,819               12,673
Other assets                                      5,227                4,323
          Total assets                         $694,833             $696,356

LIABILITIES
Noninterest-bearing deposits                    $58,133              $58,997
Interest-bearing deposits                       453,810              438,407
     Total deposits                             511,943              497,404
Securities sold under agreements to
 repurchase                                      21,238               33,052
Other borrowed funds                             89,769               95,435
Obligated mandatorily redeemable
 capital securities of subsidiary trust          13,500               13,500
Accrued liabilities                               7,059                6,590
          Total liabilities                     643,509              645,981

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value,
 10,000,000 shares authorized; 2003 -
 3,630,882 shares issued,
 2002 - 3,620,335 shares issued)                  3,631                3,620
Additional paid-in capital                       30,315               30,092
Retained Earnings                                20,210               19,339
Accumulated other comprehensive income            1,283                1,439
Treasury stock at cost (2003 and 2002 -
 157,115 shares)                                 (4,115)              (4,115)
          Total shareholders' equity             51,324               50,375
               Total liabilities and
                 shareholders' equity           $694,833            $696,356